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EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]

February 8, 2002

inSilicon Corporation
411 East Plumeria Drive
San Jose, CA 95134

Re: Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by inSilicon Corporation (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the proposed issuance and sale from time to time of 828,035 shares of the Company’s common stock (the “Shares”).

In connection with this opinion, we have examined the Registration Statement; the Share Purchase Agreement, by and among inSilicon Corporation, inSilicon Canada Ltd., inSilicon Canada Holdings ULC, Xentec Inc. and the shareholders and optionholders of Xentec Inc. dated November 15, 2000; the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date; and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sin	cerely,

Cooley Godward LLP

By:	/s/ JAMES F. FULTON
James F. Fulton